 Exhibit 99.1

Post Holdings, Inc. Declares Dividend on Series B Convertible Preferred Stock

St. Louis, Missouri – April 24, 2013 – Post Holdings, Inc. (NYSE:POST), a leading manufacturer, marketer and distributor of branded ready to eat cereals, today announced its Board of Directors declared a quarterly dividend of $0.8125 per share, representing a pro-rata payment for the partial dividend period from the issue date of February 26, 2013 to May 14, 2013, on the Company’s 3.75% Series B Cumulative Perpetual Convertible Preferred Stock. The dividend will be paid on May 15, 2013 to preferred shareholders as of record date May 1, 2013.

About Post Holdings, Inc.
Post Holdings, Inc. is the parent company of Post Foods, LLC. Post has enriched the lives of consumers, bringing quality foods to the breakfast table since the company’s founding in 1895. Post’s products are generally sold to supermarket chains, wholesalers, supercenters, club stores, mass merchandisers, distributors, convenience stores and the foodservice channel in North America. Those products are manufactured at four facilities located in Battle Creek, Michigan; Jonesboro, Arkansas; Modesto, California; and Niagara Falls, Ontario. Post’s portfolio of brands includes diverse offerings to meet the taste and nutritional needs of all families, including such favorites as Honey Bunches of Oats®, Pebbles™, Great Grains®, Post Shredded Wheat®, Post® Raisin Bran, Grape-Nuts®, and Honeycomb®. With the acquisition of Attune Foods, Post’s portfolio of brands now also includes Attune®, Uncle Sam® and Erewhon®. Post is dedicated to health and wellness, offering consumers a variety of cereal choices to meet their nutritional needs from whole grain and fiber to lower sugar offerings. For more information, visit www.postfoods.com.

Contact:
Pia Koster, Director, Investor Relations
(314) 644-7678 (POST)